Nuveen Investments Compliance | September 2016
Code of Ethics

Summary and Scope

What the Code is about

Helping to ensure that Nuveen Investments personnel place the interests of Nuveen clients ahead of their own personal interests.

Who the Code applies to and what the implications are

There are three designations of individuals who are subject to the Code (described below). Compliance will determine your designation.

If you are a consultant or temporary worker, you are not automatically subject to the Code. However, based on your contract length, job duties, work location, and other factors, Compliance may make you subject to the Code at whatever designation level it believes appropriate.

Access Persons

Any Nuveen Employee who meets any of the following criteria:
■	As part of his/her regular duties has access to non-public information concerning the purchase, sale, holdings, or recommendations of securities in any Nuveen-Advised Account or Portfolio.
■	Is a director or officer of a Nuveen Fund who has been designated an Access Person by Compliance (Independent Directors have their own Code of Ethics and are not subject to this one).
■	Has otherwise been designated an Access Person by Compliance.

Key characteristics of this designation. An individual may be considered an Access Person of multiple Nuveen advisers or only one. The personal trading of Access Persons (other than Independent Directors) is generally only monitored against the trading activity of the specific adviser(s) for which they have been designated an Access Person.

Investment Persons

Any Access Person who meets either of the following criteria:
■	As part of his/her regular duties either makes or participates in making recommendations or decision concerning the purchase or sale of securities in any Nuveen-Advised Account or Portfolio.
■	Has otherwise been designated an Investment Person by Compliance.

Key characteristics of this designation. Investment Persons are almost exclusively limited to employees of Nuveen’s investment advisers.

Personal transactions of Investment Persons will be reviewed for confl in the period starting 7 calendar days prior to a trade by their associated investment adviser and ending 7 calendar days after a trade by their associated investment adviser. In some cases, the Investment Person may be required to reverse a trade and/or forfeit an appropriate portion of any profi as determined by Compliance.

The personal trading of Investment Persons is generally only monitored against the trading activity of the specific adviser for which they have been designated an Investment Person.

General Employees

All remaining Nuveen Employees (meaning those who are neither Access Persons nor Investment Persons).

Key characteristics of this designation. The personal trading of General Employees is typically monitored against the trading activities of all Nuveen advisers.

The policies in the Code treat General Employees and Access Persons alike, although the Compliance monitoring may differ.

Important to understand

Some of our affiliated investment advisers may impose additional rules on the same topics covered in the Code. Check with your manager or local compliance officer if you have questions.

Personal trading is a privilege, not a right. The securities industry is highly regulated and its employees are expected to adhere to high standards of behavior – including with respect to personal trading. Any violation of the Code can have an adverse effect on you, your co-workers, and Nuveen.

The Code does not address every ethical issue that might arise. If you have any doubt at all after consulting the Code, contact Compliance for direction.

The Code applies to appearance as well as substance. Always consider how any action might appear to an outside observer (such as a client or regulator). Follow the Code both in letter and in spirit. If you have questions, contact Compliance.

TERMS WITH SPECIAL MEANINGS

Within this policy, these terms are defined as follows:

Automatic Investment Plan Any program, such as a dividend reinvestment plan (DRIP), under which investment account purchases or withdrawals occur according to a predetermined schedule and allocation.

Beneficial ownership Any interest by which you or any Household Member directly or indirectly derives a monetary benefit from the purchase, sale, or ownership of a security or account. You have beneficial ownership of securities held in accounts in your own name, or any Household Member’s name, and in all other accounts over which you exercise or may exercise investment decision-making powers, or other influence or control, including trust, partnership, estate, and corporate accounts or other joint ownership or pooling arrangements.

Code This Code of Ethics.

Domestic Partner An individual who is neither a relative of or legally married to a Nuveen Employee, but shares a residence and is in a mutual commitment similar to marriage with such Nuveen Employee.

Federal Securities Laws The applicable portions of any of the following laws, as amended, and of any rules adopted under them by the Securities and Exchange Commission or the Department of the Treasury:
■	Securities Act of 1933.
■	Securities Exchange Act of 1934.
■	Investment Company Act of 1940.
■	Investment Advisers Act of 1940.
■	Sarbanes-Oxley Act of 2002.
■	Title V of the Gramm-Leach-Bliley Act.
■	The Bank Secrecy Act.

Household Member Any of the following who reside, or are expected to reside for at least 60 days a year, in the same household as a Nuveen Employee:
■	Spouse or domestic partner.
■	Sibling.
■	Child, stepchild, grandchild.
■	Parent, stepparent, grandparent.
■	In-laws (mother, father, son, daughter, brother, sister).

Each Household Member is subject to the same pre-clearance and trading restrictions and requirements as his/her related Nuveen Employee.

Independent Director Any director or trustee of a Nuveen Fund advised by Nuveen Fund Advisors, LLC who is not an “interested person” within the meaning of Section 2(a)(19) of the Investment Company Act of 1940, as amended.

Managed Account Any account in which you or a Household Member has Beneficial Ownership and for which you have delegated full investment discretion in writing to a third-party broker or investment manager.

Nuveen Nuveen Investments, Inc. and all of its direct or indirect subsidiaries except for Gresham Investment Management, LLC.

Nuveen-Advised Account or Portfolio Any Nuveen Fund or any portfolio, or client account advised or sub- advised by Nuveen.

Nuveen Employee Any full- or part-time employee of Nuveen, not including consultants and temporary workers, and those individuals registered with Nuveen Securities, LLC.

Nuveen Fund Any open- or closed-end fund advised or sub- advised by Nuveen.

Reportable Account Any account of which you or a Household Member has Beneficial Ownership AND in which securities can be bought or held. This includes, among others:
■	All Managed Accounts.
■	Any Nuveen 401(k) plan account.
■	Any direct holding in a Nuveen Fund or TIAA Fund.
■	Any retirement account, health savings account (HSA) or 529 college savings plan that permits the purchase of any Reportable Security (such as company stock or Nuveen or TIAA Funds).

The following are NOT considered Reportable Accounts:
-	Charitable giving accounts.
-	Accounts held directly with a mutual fund complex in which non-Nuveen and non-TIAA Funds are the only possible investment.

Reportable Security Any security, including single-stock futures, except:
■	Direct obligations of the US government (indirect obligations, such as Fannie Mae and Freddie Mac securities, are reportable).

■	Certificates of deposit, bankers’ acceptances, commercial paper, and high quality short-term debt (including repurchase agreements).
■	Money market funds.
■	Open-end funds that are not Nuveen or TIAA Funds.

Reportable Transaction Any transaction involving a Reportable Security, except:
■	Transactions in Managed Accounts.
■	Transactions occurring under an Automatic Investment Plan.

TIAA Fund Any open- or closed-end fund advised or sub-advised by TIAA Investment Management LLC or its affiliated advisers.

General Restrictions and Requirements

Reporting requirements

1.	Never abuse a client’s trust, rights, or interests. This means you must never do any of the following:
■	Engage in any plan or action, or use any device, that would defraud or deceive a client.
■	Make any material statements of fact that are incorrect or misleading, either as to what they include or omit.
■	Engage in any manipulative practice.
■	Use your position (including any knowledge or access to opportunities you have gained by virtue of your position) to personal advantage or to a client’s disadvantage.
■	Conduct personal trading in any way that could be inconsistent with your fiduciary duties to a client (even if it does not technically violate the Code).

2.
Handle conflicts of interest appropriately. This applies not only to actual conflicts of interest, but also to any situation that might appear to an outside observer to be improper or a breach of fiduciary duty.

3.	Keep confidential information confidential. Always properly safeguard any confidential information you obtain in the course of your work. This includes information related to any of the following:
■	Any Nuveen-Advised Account or Portfolio and any other fi product offered or serviced by Nuveen.
■	New products, product changes, or business initiatives.
■	Past, current, and prospective clients, including their identities, investments, and account activity.

“Keeping information confidential” means using discretion in disclosing information as well as guarding against unlawful or inappropriate access by others. This includes:
■	Making sure no confidential information is visible on your computer screen and desk when you are not there.
■	Not sharing passwords with others.
■	Using caution when discussing business in any location where your conversation could be overheard.

Confidential information may be released only as required by law or as permitted under the applicable privacy policy(ies). Consult with Compliance before releasing any confidential information.

4.
Handle Inside Information properly. Follow all of the terms described in “Inside Information” below. Be aware that any failure to handle Inside Information properly is a serious offense and may lead to disciplinary action from Nuveen as well as serious civil or criminal liability.

5.
Never knowingly trade any security being traded or considered for trade by any Nuveen- Advised Account or Portfolio. This applies to employee transactions in securities that are exempt from pre-clearance, and includes equivalent or related securities.

For example, if a company’s common stock is being traded, you may face restrictions on trading any of the company’s debt, preferred, or foreign equivalent securities, and from trading or exercising any options or futures based on the company’s securities. This applies to you and to any Household Member.

6.
Never purchase an equity IPO. This does not apply to initial offerings of fixed income securities, convertible securities, preferred securities, open- and closed-end funds, and commodity pools. This applies to you and to any Household Member.

7.
Do not purchase a private placement (limited offering) or make an investment in any private company or business without advance written approval from Compliance. This includes investments in any family businesses as well as purchases of any private funds advised or sub-advised by Nuveen. Approval will depend on whether the investment potentially confl with Nuveen business activities and whether the opportunity is available to you because of your position at Nuveen, among other criteria. This applies to you and to any Household Member.

8.	Never participate in an investment club or similar entity. This applies to you and to any Household Member.

9.	Avoid excessive trading. Never let personal trading interfere with your professional duties, and never engage in market timing, late trading, and other inappropriate actions.

10.
Comply with trading restrictions described in the prospectuses for those Nuveen Funds that are advised by Nuveen Fund Advisors, LLC. This includes restrictions on frequent trading in shares of any open- end Nuveen Fund advised by Nuveen Fund Advisors, LLC which limits investors to two round trips per 60-day trading period. Any violation of these trading restrictions is punishable as a violation of the Code. This applies to you and to any Household member.

11.	Comply with Federal Securities Laws. Any violation of these laws is punishable as a violation of the Code.

12.	Never do anything indirectly that, if done directly, would violate the Code. Such actions will be considered the equivalent of direct Code violations.

13.
Promptly alert Compliance of any actual or suspected wrongdoing. Alert the Nuveen Compliance Ethics Office or, if applicable, the Chief Compliance Officer of the affiliated investment adviser. Examples of wrongdoing include violations of the Federal Securities Laws, misuse of corporate assets, misuse of confidential information, or other violations of the Code.

Report actual or suspected violations to the Nuveen Compliance Ethics Office or, if applicable, the Chief Compliance Officer of the affiliated adviser. If you prefer to report confidentially, call the Nuveen Confidential Hotline at 877-209-3663. Note that failure to report suspected wrongdoing in a timely fashion is itself a violation of the Code.

INSIDE INFORMATION

What is Inside Information?

Inside Information is defined as information regarding any security, securities-based derivatives or issuer of a security that is both material and non-public. Information is material if both of the following are true:
■	A reasonable investor would likely consider it important when making an investment decision.
■	Public release of the information would likely affect the price of a security.

Information is generally non-public if it has not been distributed through a widely used public medium, such as a press release or a report, filing or other periodic communication.

Restrictions and requirements
■
Any time you think you might have, or may be about to, come into possession of Inside Information (whether in connection with your position at Nuveen or not), alert Nuveen. If you work for a Nuveen investment adviser, alert your local Compliance or Legal office, who in turn will notify the Ethics Office.

Otherwise, alert Nuveen Compliance within the Ethics Office.

Follow the instructions you are given. Note that if you work in the Nuveen closed-end fund product management group and possess Inside Information regarding a closed- end Nuveen Fund, you do not need to disclose the Inside Information to Compliance. However, you must follow the separate approval process, described elsewhere, that applies to your group’s personal trading in closed- end Nuveen Funds.

■
Until you receive further instructions from Compliance or Legal, do not take any action in relation to the information, including trading or recommending the relevant securities or communicating the information to anyone else.

■	Never make decisions on your own regarding potential Inside Information, including whether such information is actually Inside Information or what steps should be taken.

■	If Compliance and/or Legal determine that you have Inside Information:
-	Do not buy, sell, gift, or otherwise dispose of the securities, whether on behalf of a Nuveen- Advised Account or Portfolio, yourself, or anyone else.
-	Do not in any way recommend, encourage, or influence others to transact in the issuer’s securities, even if you do not specifically disclose or reference the Inside Information.
-
Do not communicate the Inside Information to anyone, whether inside or outside Nuveen, except in discussions with Compliance and Legal and as expressly permitted by any confidentiality agreement or supplemental policies and procedures of your investment adviser.

Upon becoming a Nuveen Employee

1.
Within 10 calendar days of starting at Nuveen, acknowledge receipt of the Code. This includes certifying that you have read the Code, understand it, recognize that you are subject to it, have complied with all of its applicable requirements, and have submitted all Code-required reports.

2.
Within 10 calendar days of starting at Nuveen, report all of your Reportable Accounts and holdings in Reportable Securities. Include current information (no older than 45 calendar days before your first day of employment) on all Reportable Securities.

For each security, provide the security name and type, a ticker symbol or CUSIP, the number of shares or units held, and principal amount (dollar value). For each Reportable Account, provide information about the broker, dealer, or bank through which the account is held and the type of account. For each Reportable Account, submit a copy of the most recent statement.

Note that there are separate procedures for Managed Accounts, as described below in item 5.

3.	Within 10 calendar days of starting at Nuveen, report all current investments in private placements (limited offerings). Limited offerings are Reportable Securities.

4.	Within 30 calendar days of starting at Nuveen, move or close any Reportable Account that is not at an approved firm. The approved firms are:

Ameriprise Financial
Barclays Capital Inc.
Chase Investment Services Corp
Charles Schwab
Citigroup Smith Barney
Edward Jones
E*Trade Securities
Fidelity Investments
Goldman Sachs
Interactive Brokers
JP Morgan Private Bank
JP Morgan Securities
Merrill Lynch
Morgan Stanley
Oppenheimer & Co.

OptionsXpress
Raymond James
RBC Securities
Scottrade Financial Services
Stifel Financial
T. Rowe Price
TD Ameritrade
TIAA Brokerage Services
UBS Financial Services Inc.
US Bancorp
Investments, Inc.
Vanguard
Brokerage Services
Wells Fargo
Advantaged Funds
Wells Fargo Investments

Under very limited circumstances, a Reportable Account may be allowed to remain at a non-approved firm. Examples include:
■	An account owned by a Household Member who works at another financial firm with comparable restrictions.
■	An account that holds securities that cannot be transferred.
■
An account that cannot be moved because of a trust agreement. To apply for an exception, contact Compliance. For any account granted an exception, arrange for Compliance to receive duplicates of all periodic statements. If a firm cannot provide duplicate statements directly to Compliance, you must take responsibility for providing these statements to Compliance yourself.

Note that consultants and temporary workers may not be required to move or close Reportable Accounts at the discretion of Compliance.

When opening any new Reportable Account (including a Managed Account)

5.
Get Compliance pre-approval for any new Managed Account. Using the appropriate form (available from Compliance), provide representations that support the classification of the account as a Managed Account. For an account to be classified as a Managed Account, the account owner must have no direct or indirect influence or control over the securities in the account. The form must be signed by the account’s broker or investment manager and by all account owners (you and/or any Household Member).

Note that if the Managed Account is not maintained at an approved firm, you are also responsible for ensuring that duplicate statements of the Managed Account are sent to the Ethics Office. In addition, you will need to provide duplicate statements to the adviser with which you are affiliated, if they also require such statements.

6.
Report any new Reportable Account (other than a Managed Account) that is opened with an approved fi m. Do this within 10 calendar days of the date you or a Household Member opens the account or an account becomes a Reportable Account through marriage, cohabitation, divorce, death, or another event.

Before placing any trades in Reportable Securities

7.
Pre-clear any trade in Reportable Securities that is above the minimum share quantity. Additional exclusions are noted in the box below. Without pre-clearance, you can trade up to 500 shares over any period of 5 trading days in any security with a market capitalization (on the trade date) of at least $5 billion. This applies only to securities that trade in share quantities, and therefore does not extend to options or fixed income securities.

If your trade requires pre-clearance, request approval through PTCC before you or any Household Member places an order to buy or sell any Reportable Security. Approval, if granted, expires at the end of the day it was granted. When requesting pre-clearance, follow this process:
■	Request pre-clearance on the same day you want to trade. Be sure your pre-clearance request is accurate as to security and direction of trade.
■	Wait for approval to be displayed before trading. If you receive approval, you may only trade that same day, and only within the scope of approval. If you do not receive approval, do not trade.
■
Place day orders only. Do not place good-til- canceled orders. You may place orders for an after-hours trading session using that day’s pre- clearance approval, but you must not place any order that could remain open into the next regular trading session.

8.
You must hold a position in a Reportable Security, other than ETFs, for 30 calendar days from your most recent purchase of that security before realizing any profit. This rule extends to any options or other transactions that may have the same effect as a purchase or sale, and is tested on a last-in-first out basis. This rule is based upon your overall holdings, not at an account level.

You may be required to surrender any gains realized through a violation of this rule. You may close a position at a loss at any time, provided pre-clearance has been obtained or an exemption applies.

NOTE: All Reportable Securities that qualify for the 500-share exemption from pre-clearance are still subject to the 30 calendar day holding requirement.

Before influencing any trades in a Managed Account

9.
Pre-clear any transaction in a Managed Account that involves your influence. You must also immediately consult with Compliance to discuss whether the account in question can properly remain classified as a Managed Account. This applies to you and to any Household Member.

WHAT NEEDS TO BE PRE-CLEARED

Pre-clearance required
■	All actively initiated trades in Reportable Securities, which includes ETFs and closed-end funds (both Nuveen and non-Nuveen).

Be aware that pre-clearance can be withdrawn even after it has been granted, and even after you have traded, if Nuveen later becomes aware of Nuveen-Advised Account or Portfolio trades whose existence would have resulted in denial of pre- clearance. In these cases you may be required to reverse a trade and/or forfeit an appropriate portion of any profit, as determined by Compliance.

No pre-clearance required
■	Trades that fall within the 500-share exception.
■	Shares of any open-end mutual fund (including Nuveen or TIAA Funds).
■
Securities acquired or disposed of through actions outside your control or issued pro rata to all holders of the same class of investment, such as automatic dividend reinvestments, stock splits, mergers, spin-offs, or rights subscriptions.

■	Sales pursuant to a bona fide tender offer.
■	Trades made through an Automatic Investment Plan that has been disclosed to Compliance in advance.
■	Trades in a Managed Account.
■	Donations or gifting of securities.

Every Quarter

10.	Within 30 calendar days of the end of each calendar quarter, verify that all Reportable Transactions made during that quarter have been reported.

PTCC will display all transactions of yours for which it has received notice. For any transactions not displayed (such as transactions in accounts you have approval to maintain elsewhere), you are responsible for ensuring that Compliance promptly receives copies of all account statements so that they can enter them into PTCC.

For each Reportable Transaction, you must provide, as applicable, the security name and type, the ticker symbol or CUSIP, the interest rate (coupon) and maturity date, the number of shares, the principal amount (dollar value), the nature of the trade (buy or sell), and the name of the broker, dealer, or bank that effected the transaction. It is very important that you carefully review and verify the transactions and related details displayed on PTCC, checking for accuracy and completeness. If you find any errors or omissions, correct or add to your list of transactions in PTCC.

Every year

11.	Within 45 calendar days of the end of each calendar year, acknowledge receipt of the most recent version of the Code and file your Annual Holdings and Accounts Report.

The report must contain the information described in item #2 on page 4, and include your certification that you have reported all Reportable Accounts, and all holdings and transactions in Reportable Securities for the previous year.

For Managed Accounts, you must affirm annually through PTCC (for yourself and on behalf of any Household Member) the classification of the account as a Managed Account through a separate certification. No broker or investment manager involvement is required on this annual reaffirmation. You also need to acknowledge any amendments to the Code that occur during the course of the year.

ADDITIONAL RULES FOR “SECTION 16 OFFICERS”

■	Pre-clear (through PTCC) any transactions in closed-end funds of which you are a Section 16 officer. Your request will be reviewed by Legal in Chicago.
■
When selling for a gain any securities you buy that are issued by the entity of which you are Section 16 officer, make sure it is at least 6 months after your most recent purchase of that security. This rule extends to any options or other transactions that may have the same effect as a purchase or sale, and is tested on a last-in-first-out basis. You may be required to surrender any gains realized through a violation of this rule. Note that for any fund of which you are a Section 16 officer, no exception from pre- clearance is available.

■	Email details of all executed transactions in these securities to Legal in Chicago.

Contact Legal in Chicago if you are unsure whether you are a Section 16 officer or if you have any other questions.

CODE ADMINISTRATION

Training

You will be required to participate in training on the Code when joining Nuveen as well as periodically during the time you are subject to the Code.

Exceptions

The Code exists to prevent violations of law. No exceptions that would violate any law will be granted.

Monitoring and enforcement

Nuveen Compliance is responsible for monitoring transactions and holdings for any violations of this Code. Any individual who violates the Code is subject to penalty. Possible penalties may include a written warning, restriction of trading privileges, disgorgement of trading profits, fines, and suspension or termination of employment. Literal compliance with the Code, such as pre-clearing a transaction, will not make a person immune from liability for conduct that violates the spirit of the Code.

Applicable rules

The Code has been adopted in recognition of Nuveen’s fiduciary obligations to clients and in accordance with various provisions of Rule 204A-1 under the Investment Advisers Act of 1940 and Rule 17j-1 under the Investment Company Act of 1940. This Code is also adopted by the Nuveen Funds advised by Nuveen Fund Advisors, LLC, under Rule 17j-1.

Some elements of the Code also constitute part of Nuveen’s response to Financial Industry Regulatory Authority (FINRA) requirements that apply to registered personnel of Nuveen Securities, LLC, and National Futures Association (NFA) requirements that apply to personnel affiliated with Nuveen Commodities Asset Management, LLC or Nuveen Asset Management, LLC.